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FOR IMMEDIATE RELEASE:

              CIRCON RESPONDS TO U.S. SURGICAL'S FILING

SANTA BARBARA, CALIFORNIA (SEPTEMBER 18, 1996) - Circon Corporation (NASDAQ-NMS:CCON) responded today to U.S. Surgical's announcement of a lawsuit.

Richard A. Auhll, chairman of the board, president, and chief executive officer of Circon said, "We believe this suit is without merit and we will vigorously defend ourselves. Our shareholder rights plan was adopted by our board in the course of exercising its fiduciary duty to shareholders."

Mr. Auhll continued, "With respect to U.S. Surgical's tender offer, the position of the Circon board is unchanged. We continue to believe that the implementation of our strategic plan will provide our shareholders with greater value than they can obtain through tendering into this offer."

Circon is the leading U.S. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.

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CONTACT:
     Judith Wilkinson
     Abernathy MacGregor Group
     212 / 371-5999